Amendment No. 1 to Investment Advisory Agreement

This Amendment No. 1 (“Amendment No. 1”), dated as of February 5, 2019, between Boyar Value Fund, Inc., a Maryland corporation (the “Fund”), and Boyar Asset Management, Inc., a New York corporation (the “Adviser”), amends the Investment Advisory Agreement, dated as of March 10, 1998, among the Fund, the Adviser, and Ladenburg Thalmann Fund Management Inc. (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, the Management Agreement, dated as of March 10, 1998, between the Fund and Ladenburg Thalmann Fund Management Inc. (the “Manager”) terminated by operation of law upon a change of control of Ladenburg Thalmann Fund Management Inc., and no new management agreement was put in place;

NOW, THEREFORE, the parties agree as follows:

1.                                The Agreement is hereby amended as follows:

a.	All references to the “Manager” in the Agreement are hereby deleted; and
b.	Section 2(b) is hereby amended by adding new clause (e) setting forth an additional service to be provided by the Adviser as follows:

“(e) the maintain and furnish all required records or reports pertaining to the Fund to the extent those records or reports are not maintained or furnished by the Fund’s transfer agent, custodian or other agents employed by the Fund”

2.                                Effect of Amendments. Other than as expressly set forth in this Amendment No. 1, the Agreement shall remain in full force and effect in accordance with its terms.

3.                                Miscellaneous.

a.     Integration. This Amendment No. 1 and the Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

b.    Governing Law. Notwithstanding the place where this Amendment No. 1 may be executed by any of the parties hereto, the parties expressly agree that all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State.

c.     Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original.

The parties have executed this Amendment No. 1 as of the day and year first written above.

Boyar Value Fund, Inc.

By: /s/ Sam Singh

Title: President

Boyar Asset Management, Inc.

By: /s/ Jonathan Boyar

Title: Principal

[Signature Page to Amendment No. 1 to Investment Advisory Agreement]